Exhibit 10.42

The Commerce Group, Inc. Named Executive Officers' Salaries

      As a result of management changes previously announced (Form 8-K and press release issued on August 18, 2006), the Compensation Committee met on September 29, 2006 and approved annual salary amounts for the following named executive officers, who were identified in the Company's proxy statement for its 2006 annual meeting. The compensation changes are effective August 1, 2006. All of the named executive officers are employees at-will.

Named Executive Officer	Previous	Current
Gerald Fels Title Annual Salary	Executive Vice President $553,808	President, Chief Executive Officer and Chairman of the Board $996,854
James A. Ermilio Title Annual Salary	Senior Vice President and General Counsel $358,548	Executive Vice President, General Counsel and Secretary $466,112
Arthur J. Remillard, III Title Annual Salary	Senior Vice President - Policyholder Benefits $308,320	Executive Vice President - Policyholder Benefits $369,984

      Each named executive officer of the Company also received annual incentive awards under the Company's 2002 Incentive Compensation Plan. A form of the 2006 Incentive Award Agreement was filed as Exhibit 10.40 in the Company's Form 10-Q for the quarter ended March 31, 2006. Incentive awards granted were calculated under the same methodology as that used in previous grants. Additional awards were granted to the above officers commensurate with the salary increases.